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                                                                    EXHIBIT 5.1

                   SOKOLOW, DUNAUD, MERCADIER & CARRERAS LLP
                               770 Lexington Ave
                                  Sixth Floor
                               New York, NY 10021
                                 (212) 935-6000

                                                           September ___, 2000

FastComm Communications Corporation
45472 Holiday Drive
Dulles, VA 20166



Ladies and Gentlemen:

      We have acted as counsel to FastComm Communications Corporation, a Virginia corporation (the "Company"), in connection with the registration statement on Form S-3 (No. __________) (the "Registration Statement") pertaining to the proposed resale by certain shareholders of up to 10,925,434 shares of common stock, $.01 par value per share (the "Shares"), as described in the Registration Statement. The Shares were issued in connection with (i) the acquisition of Cronus Technology, Inc.; (ii) in a private placement to certain accredited investors, (iii) are issuable upon the exercise of certain warrants described in the Registration Statement (the "Warrants"); (iv) to two investment banks, and (v) to a group of private investors represented by Zanett Securities Corporation. As such counsel, you have requested our opinion as to the matters described herein relating to the Shares. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Registration Statement.

      We have examined the Company's certificate of incorporation and by-laws, in each case as amended or restated through the date hereof; the agreements related to each of the Warrants (the "Warrant Agreements"); minutes of the Company's corporate proceedings throughout the date hereof, as made available to us by officers of the Company; an executed copy of the Registration Statement and all exhibits thereto in the form filed with the Securities and Exchange Commission; and such matters of law and such documents and other instruments as we have deemed necessary by us in order to deliver the within opinion. In the course of our examination, we have assumed the genuineness of all signatures, the authority of all signatories to sign on behalf of their principals, if any, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to certain factual matters, we have relied upon information furnished to us by officers of the Company.

      Based on the foregoing and solely in reliance thereon, it is our opinion that the Shares have been duly authorized, and in the case of shares underlying the warrants, when they are issued upon exercise of the Warrants, against payment of the consideration therefore contemplated by the Warrant Agreements, as the case may be, and sold in the manner described in this Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

      We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to it in the prospectus included therein under the caption "Legal Matters." In giving such consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Act.

                                   Very truly yours,

                                   SOKOLOW, DUNAUD,MERCADIER & CARRERAS LLP

                                   By:
                                             A member of the Firm

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